UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 3, 2006	0-7928
Date of Report (Date of earliest event reported)	Commission File Number

(Exact name of registrant as specified in its charter)

Delaware	11-2139466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

68 South Service Road, Suite 230 Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)
(631) 962-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 3, 2006, Comtech Telecommunications Corp. (the “Registrant”) issued a press release announcing that its Maryland-based subsidiary, Comtech Mobile Datacom Corporation, entered into an agreement to acquire certain assets and assume certain liabilities of Insite Consulting, Inc. (“Insite”), a logistics application software company. Consummation of the transaction is subject to the satisfaction of customary closing conditions. Comtech Mobile Datacom will purchase the business of Insite for $2.7 million, plus certain earn-out payments based on the achievement of future sales targets. Insite’s sales were less than $2.0 million in calendar 2005 and the impact of this acquisition on the Registrant’s fiscal 2007 operating results is expected to be near break-even.

In addition, the Registrant announced that the operations of Comtech Tolt Technologies, Inc. (“Tolt”) are being consolidated into Comtech Mobile Datacom. As part of this consolidation, the Registrant will further focus its efforts on commercial satellite-based mobile data applications and significantly de-emphasize stand-alone sales of low-margin Tolt legacy hardware products. Stand-alone sales of these low margin products during fiscal 2006 are expected to approximate $15 million and such sales in fiscal 2007 are expected to be nominal.

Attached hereto and incorporated by reference herein as Exhibit 99.1 is a copy of such press release.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit Number	Description
99.1

Press Release, dated August 3, 2006, reporting the acquisition of certain assets and assumption of certain liabilities of Insite Consulting, Inc. by Comtech Mobile Datacom Corporation, a subsidiary of the Registrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Comtech Telecommunications Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMTECH TELECOMMUNICATIONS CORP.

Dated:	August 8, 2006
By:	/s/ Michael D. Porcelain Name: Michael D. Porcelain Title: Senior Vice President and Chief Financial Officer